Exhibit 10.4

Amarok Resources, Inc.
30021 Tomas Street Suite 335
Rancho Santa Margarita, CA 92688

February 24, 2010

Trio Gold Corp
Suite #145
251 Midpark Blvd SE
Calgary, AB T2X 1S3

RE: Share Issue Pursuant to January 28, 2010 Exploration Agreement

Gentlemen, per the above noted agreement and as a result of the Assignment agreement between Carlin Gold Resources and Amarok Resources, Inc. dated February 22, 2010, this letter confirms the share issuance to Trio Gold Corp. per clause 9.4 of the January 28, 2010 Exploration Agreement.

Amarok Resources Inc. hereby confirms the following issuance of restricted common shares to Trio Gold Corp. as follows:

1.	On or before May 28, 2010 Amarok shall issue to Trio 144,240 restricted shares of Amarok Resources, Inc.
2.	Upon expenditure by Amarok on the Rodeo Creek property of $2 million, Amarok will issue an additional 72,120 restricted shares of Amarok Resources, Inc.
3.	Upon expenditure by Amarok on the Rodeo Creek property of $4 million, Amarok will issue a further 72,120 restricted shares of Amarok Resources, Inc.
4.	Upon expenditure by Amarok on the Rodeo Creek property of a final $1.5 million, Amarok will issue final 72,120 restricted shares of Amarok Resources, Inc.

Trio, by executing this agreement acknowledges that these shares totaling 360,600 common shares of Amarok Resources, Inc. satisfies all the share obligations now and in the future owing to Trio pursuant to clause 9.4 of the January 28, 2010 Exploration Agreement between Trio Gold Corp. and Carlin Gold Resources.  Trio further acknowledges and agrees that no further shares are due it even if Amarok may have additional shares outstanding at the time of issue of these shares.

If you are in agreement with the above, please sign in the space below and return to our office.

Thank you
/s/ Ron Ruskowsky
Ron Ruskowsky
President

Agreed and accepted;

/s/ Harry Ruskowsky
Harry Ruskowsky
Trio Gold Corp.
President